UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2012

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2012, Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of Leap Wireless International, Inc. (“Leap”), entered into a Credit Agreement by and among the Cricket (as borrower), Leap, the lenders party thereto and Deutsche Bank Trust Company Americas (as administrative agent).

The facility under the Credit Agreement consists of a $400 million senior secured term loan, which was fully drawn at closing and matures in October 2019. Outstanding borrowings under the term loan facility bear interest at the London Interbank Offered Rate (“LIBOR”) plus 3.50 percent (subject to a LIBOR floor of 1.25 percent) or at the bank base rate plus 2.50 percent (subject to a base rate floor of 2.25 percent), as selected by Cricket. Borrowings under the term loan facility must be repaid in 27 quarterly installments of $1 million each, commencing on March 31, 2013, followed by a final installment of $373 million at maturity. The term loan facility is guaranteed by Leap and certain existing and future subsidiaries of Cricket, including all subsidiaries that guarantee Cricket’s senior notes, and is secured, equally and ratably with Cricket’s 7.75% Senior Secured Notes due 2016, by substantially all of the personal property of Leap, Cricket and the subsidiary guarantors.

Net proceeds from the term loan facility will be used to redeem all of Cricket’s $300 million in aggregate principal amount of outstanding 10% Senior Notes due 2015 (the “2015 Notes”) and for general corporate purposes. On October 10, 2012, Cricket issued a notice of redemption to redeem all of its 2015 Notes in accordance with the indenture governing the 2015 Notes at a redemption price of 105.000%, plus accrued interest. The redemption date specified in the notice of redemption for the 2015 Notes is November 9, 2012.

Under the Credit Agreement, Leap and its restricted subsidiaries are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets, make certain investments, grant liens and pay dividends and make certain other restricted payments. In addition, Cricket will be required to pay down the facility under certain circumstances if Leap and its restricted subsidiaries issue debt, sell assets or property, receive certain extraordinary receipts or generate excess cash flow (as defined in the Credit Agreement). The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities (other than a transaction where immediately after such transaction Leap will be a wholly owned subsidiary of a person of which no person or group is the beneficial owner of 35% or more of such person’s voting stock), a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board.

Deutsche Bank Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities, LLC acted as the Joint Lead Arrangers and Joint Book Runners for the term loan facility. Bank of America, N.A. acted as Syndication Agent in connection with the term loan facility.

Certain of the lenders under the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for Leap and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement and the associated subsidiary guaranty does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, each of which is attached hereto as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 10, 2012, among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent.

10.2	Subsidiaries Guaranty, dated as of October 10, 2012, made by the Subsidiary Guarantors in favor of Deutsche Bank Trust Company Americas, as administrative agent, on behalf of the lenders and other guaranteed creditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: October 10, 2012	By:	/s/ Robert J. Irving, Jr.
Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 10, 2012, among Cricket Communications, Inc., Leap Wireless International, Inc., the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent.

10.2	Subsidiaries Guaranty, dated as of October 10, 2012, made by the Subsidiary Guarantors in favor of Deutsche Bank Trust Company Americas, as administrative agent, on behalf of the lenders and other guaranteed creditors.